Exhibit 10.1

Opening Transaction

To:	Anacor Pharmaceuticals, Inc. 1020 East Meadow Circle Palo Alto, CA 94303

From:	Citigroup Global Markets Inc.

Re:	Base Capped Call Transaction

Date:	March 31, 2016

Dear Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Citigroup Global Markets Inc. (“Dealer”) and Anacor Pharmaceuticals, Inc. (“Counterparty”).  This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.     This Confirmation is subject to, and incorporates, the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).  Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of April 6, 2016 between Counterparty and Wells Fargo Bank, National Association, as trustee (the “Indenture”), relating to the USD 250,000,000 principal amount of   2.00% Convertible Senior Notes due 2023 (the “Convertible Securities”).  In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern.  For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation.  If any relevant sections of the Indenture are changed, added or renumbered between the execution of this Confirmation and the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties, as evidenced by such draft of the Indenture.  Subject to the foregoing, the parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended, modified or supplemented following its execution, any such amendment, modification or supplement (other than any amendment, modification or supplement (x) pursuant to Section 8.01(b) of the Indenture that conforms the Indenture to the description of Convertible Securities in the Preliminary Offering Circular dated March 30, 2016, as supplemented by the related pricing term sheet or (y) pursuant to Section 4.07 of the Indenture) will be disregarded for purposes of this Confirmation (other than for purposes of Section 8(b)(i) below) unless the parties agree otherwise in writing.  The Transaction is subject to early unwind if the closing of the Convertible Securities is not consummated for any reason, as set forth below in Section 8(k).

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for, in respect of Section 5(a)(vi) of the Agreement (a) the election that the “Cross Default” provisions shall apply to Dealer with a “Threshold Amount” equal to 3% of the shareholders’ equity of  Dealer’s ultimate parent company (“Dealer Parent”) as of the Trade Date, (b) the deletion of the phrase “, or becoming capable at such time of being declared,” from clause (1) thereof, (c) the following language added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.” and (d) the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business).

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein.  In the event of any inconsistency between this Confirmation and either the Equity Definitions or the Agreement, this Confirmation shall govern.

The Transaction hereunder shall be the sole Transaction under the Agreement.  If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.     The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions.  The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	March 31, 2016

Effective Date:	The closing date of the initial issuance of the Convertible Securities.

Option Style:	Modified American, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD0.001 (Ticker Symbol: “ANAC”).

Applicable Percentage:	60.0%

Number of Options:

The number of Convertible Securities constituting Firm Securities (as defined in the Purchase Agreement, dated as of March 31, 2016, between Goldman, Sachs & Co., as the representative of the purchasers named therein, and Counterparty (the “Purchase Agreement”)) in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Securities. For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Option Entitlement:

As of any date, a number of Shares per Option equal to the “Conversion Rate” (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment).

Fundamental Change Adjustment:	Any adjustment to the Conversion Rate pursuant to Section 4.06 of the Indenture.

Discretionary Adjustment:	Any adjustment to the Conversion Rate pursuant to Section 4.05(b) of the Indenture.

Strike Price:	As of any date, an amount in USD equal to USD1,000 divided by the Option Entitlement as of such date. The Strike Price shall be rounded by the Calculation Agent in a commercially reasonable manner.

Cap Price:

USD80.1750. For the avoidance of doubt, and notwithstanding anything to the contrary herein or in the Agreement or the Equity Definitions, in no circumstance shall the Cap Price be adjusted to be less than the Strike Price.

Number of Shares:	As of any date, a number of Shares equal to the product of (i) the Applicable Percentage, (ii) the Number of Options and (iii) the Option Entitlement.

Premium:	USD8,400,000.00.

Premium Payment Date:	The Effective Date

Exchange:	The NASDAQ Global Market

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Date:

Each “Conversion Date” (as defined in the Indenture) occurring during the Exercise Period for Convertible Securities each in denominations of USD1,000 principal amount; provided that, no Conversion Date shall be deemed to have occurred with respect to Exchanged Securities or Excluded Convertible Securities (such Convertible Securities, other than Exchanged Securities and Excluded Convertible Securities, the “Relevant Convertible Securities” for such Conversion Date).

Exchanged Securities:

With respect to any Conversion Date, any Convertible Securities with respect to which Counterparty makes the election described in Section 4.12 of the Indenture and the financial institution designated by Counterparty accepts such Convertible Securities in accordance with Section 4.12 of the Indenture. For the avoidance of doubt, (i) Convertible Securities are “accepted” for purposes of the foregoing upon the earlier of the declaration of the designated financial institution’s agreement to exchange such Convertible Securities or delivery of such Convertible Securities to such financial institution for purposes of such exchange and (ii) any Exchanged Securities will be treated as Relevant Convertible Securities on any subsequent Conversion Date with respect to such securities (for the avoidance of doubt, subject to the exclusions for Exchanged Securities and Excluded Securities set forth under “Conversion Date” above).

Excluded Convertible Securities:	Convertible Securities subject to the occurrence of an Excluded Conversion Event, as described in Section 8(b)(i).

Exercise Period:	The period from and excluding the Effective Date to and including the Expiration Date.

Expiration Date:	The second “Business Day” (as defined in the Indenture) immediately preceding the “Maturity Date” (as defined in the Indenture).

Automatic Exercise during Final Conversion Period:

Applicable and means that (unless Counterparty notifies Dealer in writing prior to 5:00 p.m., New York City time, on the Expiration Date that it does not wish Automatic Exercise to occur) all Options then outstanding as of 5:00 p.m., New York City time, on the Expiration Date will be deemed to be automatically exercised as if (i) a number of Convertible Securities (in denominations of USD1,000 principal amount) equal to such number of then-outstanding Options were converted with a “Conversion Date” (as defined in the Indenture) occurring during the Final Conversion Period, (ii) the Convertible Security Settlement Method applied to such Convertible Securities and (iii) the “Observation Period” (as such term is defined in the Indenture) were the Cash Settlement Averaging Period; provided that, no such automatic exercise pursuant to this paragraph will occur if the “Daily VWAP” (as defined in the Indenture) for each “VWAP Trading Day” (as defined in the Indenture) during the Cash Settlement Averaging Period is less than or equal to the Strike Price.

Final Conversion Period:	The period from, and including, January 15, 2023 to, and including, the Expiration Date.

Cash Settlement Averaging Period:

The 40 consecutive “VWAP Trading Days” (as defined in the Indenture) commencing on, and including, the 42nd “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the “Maturity Date” (as defined in the Indenture).

Notice of Convertible Security Settlement Method:

Prior to 4:00 p.m., New York City time, on the earlier to occur of (x) the date on which it makes the irrevocable election of a settlement method in accordance with Section 8.01(l) of the Indenture and

(y) January 15, 2023, Counterparty shall notify Dealer in writing of the “Settlement Method” (as defined in the Indenture) (and, if applicable, the “Specified Dollar Amount” (as defined in the Indenture)) elected (or deemed to be elected) with respect to the Convertible Securities for which the relevant “Conversion Date” (as such term is defined in the Indenture) occurs on or after January 15, 2023.

Dealer’s Telephone Number and Facsimile Number and Contact Details for purpose of Giving Notice:	As specified in Section 6(b) below.

Settlement Terms:

Settlement Date:

For any Exercise Date, the settlement date for the cash (if any) and/or Shares (if any) to be delivered in respect of the Relevant Convertible Securities for the relevant Conversion Date under the terms of the Indenture; provided that the Settlement Date shall not be prior to the date one Settlement Cycle following the final day of the Cash Settlement Averaging Period.

Delivery Obligation:

In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, in respect of an Exercise Date, Dealer will deliver to Counterparty on the related Settlement Date (the “Delivery Obligation”):

(i) (I) a number of Shares equal to the product of the Applicable Percentage and the aggregate number of Shares, if any, that Counterparty would be obligated to deliver to the holder(s) of the Relevant Convertible Securities for such Conversion Date pursuant to Section 4.03(a)(ii)(C) of the Indenture (except that such number of Shares shall be determined without taking into consideration any rounding pursuant to Section 4.03(b) of the Indenture and shall be rounded down to the nearest whole number) and (II) cash in lieu of any fractional Share resulting from such rounding; and/or

(ii) cash equal to the product of the Applicable Percentage and the excess of (I) the “Daily Principal Portion” (as defined in the Indenture) over (II) USD25.00, for each “VWAP Trading Day” (as defined in the Indenture) during the Cash Settlement Averaging Period per Convertible Security (in denominations of USD1,000) that Counterparty would be obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date pursuant to Section 4.03(a)(ii)(B) or 4.03(a)(ii)(C), of the Indenture, as applicable;

for each of clauses (i) and (ii), determined as if

Counterparty had elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities by the Convertible Security Settlement Method, notwithstanding any different actual election by Counterparty with respect to the settlement of such Relevant Convertible Securities (collectively, the “Convertible Obligation”); provided that (i) if the “Daily VWAP” (as defined in the Indenture) for any “VWAP Trading Day” (as defined in the Indenture) during the Cash Settlement Averaging Period is equal to or greater than the Cap Price, then clause (ii) of the relevant “Daily Conversion Value” (as defined in the Indenture) for such “VWAP Trading Day” shall be determined as if such “Daily VWAP” for such “VWAP Trading Day” were deemed to equal the Cap Price and (ii) the Delivery Obligation shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a direct or indirect result of any adjustments to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment and any interest payment that Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date.  For the avoidance of doubt, if the “Daily Conversion Value” (as defined in the Indenture) for any “VWAP Trading Day” (as defined in the Indenture) occurring in the Cash Settlement Averaging Period is less than or equal to USD25.00, Dealer will have no delivery obligation hereunder in respect of such “VWAP Trading Day.”

Convertible Security Settlement Method:

For any Relevant Convertible Securities, if (i) Counterparty has notified Dealer in the Notice of Convertible Security Settlement Method that it has elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities in cash or in a combination of cash and Shares in accordance with Section 4.03(a)(i) of the Indenture with a “Specified Dollar Amount” (as defined in the Indenture) of at least USD1,000 (a “Cash Election”) and (ii) such Notice of Convertible Security Settlement Method contains all of the Settlement Method Election Provisions, the Convertible Security Settlement Method shall be the settlement method actually so elected by Counterparty in respect of such Relevant Convertible Securities; otherwise, the Convertible Security Settlement Method shall assume Counterparty had made a Cash Election with respect to such Relevant Convertible Securities with a “Specified Dollar Amount” (as defined in the Indenture) of USD1,000 per Relevant Convertible Security. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the

Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Securities.

Settlement Method Election Provisions:

In order for the Convertible Security Settlement Method to be the settlement method actually elected by Counterparty under the Indenture in respect of the applicable Relevant Convertible Securities in accordance with “Convertible Security Settlement Method” above, the Notice of Convertible Security Settlement Method must contain in writing the following representations, warranties and acknowledgments from Counterparty to Dealer as of such notice delivery date:

(i)             Counterparty is electing the Convertible Security Settlement Method in good faith and not as part of a plan or scheme to evade compliance with the U.S. federal securities laws; Counterparty is not electing the settlement method under the Indenture for the Relevant Convertible Securities or the Convertible Security Settlement Method to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act;

(ii)          Counterparty has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction; and

(iii)       any transaction that Dealer makes with respect to the Shares during the period beginning at the time that Counterparty delivers such notice and ending at the close of business on the final day of the Cash Settlement Averaging Period shall be made by Dealer at Dealer’s sole discretion for Dealer’s own account and Counterparty shall not have, and shall not attempt to exercise, any influence over how, when, whether or at what price Dealer effects such transactions, including, without limitation, the prices paid or received by Dealer per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately.

Other Applicable Provisions:

To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.8, 9.9, 9.10 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Shares.

Certificated Shares:

Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Adjustments:

Method of Adjustment:

Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Section 4.04(a) through (e) of the Indenture or Section 4.05(a) of the Indenture that would result in an adjustment under the Indenture (it being understood that for purposes of such an event or condition under Section 4.05(a) of the Indenture, Calculation Agent may assume that the Cash Settlement Averaging Period or, in the case of an Excluded Conversion Event, the commercially reasonable hedge unwind period determined by Calculation Agent, applied to the relevant Convertible Securities) (an “Adjustment Event”), the Calculation Agent shall make the corresponding adjustment in respect of any one or more of the Strike Price, the Number of Options and the Option Entitlement, subject to “Discretionary Adjustments” below, to the extent an analogous adjustment would be made under the Indenture, and (ii) upon the occurrence of any Potential Adjustment Event, the Calculation Agent shall determine the economic effect of such Potential Adjustment Event and, if the Calculation Agent, acting in good faith and in a commercially reasonable manner, determines that such economic effect is material, shall, but without duplication of any adjustment hereunder, make any adjustment to the Cap Price consistent with “Calculation Agent Adjustment” set forth in Section 11.2(c) of the Equity Definitions (as modified hereby) to preserve the fair value of the Transaction after taking into account such Potential Adjustment Event.  Promptly following the occurrence of any

Adjustment Event, Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such Adjustment Event have been determined, Counterparty shall promptly notify the Calculation Agent in writing of the details of such adjustments.

For the avoidance of doubt, Dealer shall not have any delivery obligation hereunder in respect of any “Distributed Property” delivered by Counterparty pursuant to the second sentence of Section 4.04(c) of the Indenture or any payment obligation in respect of any cash paid by Counterparty pursuant to the second sentence of Section 4.04(d) of the Indenture (collectively, the “Dilution Adjustment Fallback Provisions”), and no adjustment shall be made to the terms of the Transaction (other than, if applicable pursuant to the preceding paragraph, the Cap Price) on account of any event or condition described in the Dilution Adjustment Fallback Provisions.

Discretionary Adjustments:

Notwithstanding anything to the contrary herein or in the Equity Definitions, if the Calculation Agent in good faith and while exercising commercially reasonable discretion disagrees with any adjustment under the Indenture that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 4.05(a) of the Indenture or pursuant to Section 4.07(a) of the Indenture or any supplemental indenture entered into thereunder or in connection with the determination of the fair value of any securities, property, rights or other assets), then the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment of or under the Transaction in a commercially reasonable manner and based on a commercially reasonable Hedge Position and, for the avoidance of doubt, the Delivery Obligation shall be calculated on the basis of such adjustments by the Calculation Agent.

Extraordinary Events:

Merger Events:

Notwithstanding Section 12.1(b) of the Equity Definitions, except to the extent set forth under the provisions set forth under “Consequences of Announcement Event” and “Announcement Event” below, a “Merger Event” means the occurrence of any event or condition set forth in Section 4.07(a) of the Indenture.

Consequences of Merger Events/Tender Offers:

Notwithstanding Section 12.2 of the Equity Definitions, (i) upon the occurrence of a Merger Event that would result in an adjustment under the Indenture, the Calculation Agent shall make a corresponding adjustment in respect of the nature or composition of the Shares to the extent an analogous adjustment would be made under the Indenture; provided that, for the avoidance of doubt, such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment; and provided further that if, with respect to a Merger Event (other than a Non-US Merger Transaction), the Counterparty to the Transaction following such Merger Event will not be either (x) the Issuer or (y) a subsidiary of Issuer whose obligations hereunder (including, without limitation, under Sections 8(d) and 8(e)) are fully and unconditionally guaranteed by Issuer, Dealer may elect (in its sole discretion) for Cancellation and Payment (Calculation Agent Determination) to apply; and (ii) upon the occurrence of a “Merger Event” (as defined in the Equity Definitions) and/or a Tender Offer, the Calculation Agent shall determine the economic effect of such Merger Event and/or Tender Offer and, if the Calculation Agent, acting in good faith and in a commercially reasonable manner, determines that such economic effect is material, shall, but without duplication of any adjustment hereunder, make an adjustment to the Cap Price consistent with “Modified Calculation Agent Adjustment” set forth in Section 12.2(e) or 12.3(d) of the Equity Definitions, as applicable; provided that, in respect of a “Merger Event” (as defined in the Equity Definitions), Section 12.2(e)(i)(A) of the Equity Definitions shall be amended by replacing the words “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” with “Cap Price”; provided further that, in respect of a Tender Offer, Section 12.3(d)(i)(A) of the Equity Definitions shall be amended by replacing the words “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” with “Cap Price”.

Notice of Merger Consideration and Consequences:

Upon the occurrence of a Merger Event that causes the Shares to be converted into, or exchanged for, or represent solely the right to receive, more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event prior to the relevant merger date) notify the Calculation Agent of (i) the weighted average per Share of the types and amounts of consideration received by the holders of Shares that affirmatively make such an election (or, if no holders of Shares make such an election, the types and amounts of consideration actually received by holders of Shares), and (ii) the details of the adjustment to be made under the Indenture in respect of such Merger Event.

Tender Offer:

Applicable with respect to the Cap Price as set forth herein; provided that Section 12.1(d) of the Equity Definitions is hereby amended by (x) replacing “10%” with “25%” in the third line thereof and (y) replacing the words “voting shares of the Issuer” in the fourth line thereof with the word “Shares”.

Consequences of Announcement Event:

Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”; provided further that, in respect of an Announcement Event, Section 12.3(d)(i)(A) shall be amended by replacing the words “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” with “Cap Price”. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:

(i) The public announcement (x) by Issuer or any of its affiliates of any “Merger Event” (as defined in the Equity Definitions) or Tender Offer, the intention to enter into a “Merger Event” (as defined in the Equity Definitions) or Tender Offer or any transaction or event that, if completed, would constitute a “Merger Event” (as defined in the Equity Definitions) or Tender Offer or (y) by a party to the relevant proposed transaction or its affiliate of any “Merger Event” (as defined in the Equity Definitions) or Tender Offer, the intention to enter into a “Merger Event” (as defined in the Equity Definitions) or Tender Offer or any transaction or event that in the commercially reasonable determination of the Calculation Agent is likely to lead to a “Merger Event” (as defined in the Equity Definitions) or Tender Offer (it being understood that the Calculation Agent may make such determination by reference to the impact of such announcement on the market for the Shares or options relating to the Shares and such other factors as the Calculation Agent deems relevant in its commercially reasonable determination), (ii) the public announcement by Issuer or any of its subsidiaries of any acquisition where the aggregate consideration exceeds 25% of the market capitalization of Issuer as of the date of such announcement (an “Acquisition Transaction”), (iii) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a “Merger Event” (as defined in the Equity Definitions), Tender Offer and/or Acquisition Transaction or (iv) any subsequent public announcement by the Issuer, a party to the relevant proposed transaction or any of their respective affiliates of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i), (ii) or (iii) of this sentence (including, without limitation, a new announcement, whether by Issuer, such a party or any of their respective affiliates, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention); provided that, for the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Termination Event(s):

Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, the Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with the terminated Transaction (or portion thereof) being the Affected Transaction and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to the Affected Transaction.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided, further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”. Notwithstanding anything to the contrary in the Equity Definitions, a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not constitute a Change in Law and instead shall constitute an Increased Cost of Hedging as described in Section 12.9(a)(vi) of the Equity Definitions.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable; provided that:

(i)             Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following words at the end of clause (A) thereof:  “in the manner contemplated by the Hedging Party on the Trade Date”; and

(ii)          Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof,  after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e) Increased Cost of Hedging:

Applicable solely with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions as set forth in the last sentence opposite the caption “Change in Law” above.

Hedging Party:

Dealer; provided that, upon request from Counterparty, Dealer shall promptly provide Counterparty with a written report (in a commonly used file format for the storage and manipulation of financial data) describing in reasonable detail any calculation made by Dealer as Hedging Party (but without disclosing Dealer’s confidential or proprietary models or other information that is subject to contractual, legal or regulatory obligations to not disclose such information).

Determining Party:

Dealer; provided that, upon request from Counterparty, Dealer shall promptly provide Counterparty with a written report (in a commonly used file format for the storage and manipulation of financial data) describing in reasonable detail any calculation made by Dealer as Determining Party (but without disclosing Dealer’s confidential or proprietary models or other information that is subject to contractual, legal or regulatory obligations to not disclose such information).

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:

Dealer; provided that following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five (5) Exchange Business Days following notice to the Calculation Agent by Counterparty of such failure, Counterparty shall have the right to designate an independent, nationally recognized equity derivatives dealer to replace Dealer as Calculation Agent over the period during which such Event of Default has occurred and is continuing, and the parties hereto shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

Following any determination, adjustment or calculation by the Calculation Agent, the Calculation Agent shall, upon request from Counterparty, promptly provide Counterparty with a written report

(in a commonly used file format for the storage and manipulation of financial data) describing in reasonable detail such determination, adjustment or calculation (but without disclosing Dealer’s confidential or proprietary models or other information that is subject to contractual, legal or regulatory obligations to not disclose such information).

4.              Account Details:

Dealer Payment Instructions:

[  ]

Counterparty Payment Instructions:

To be provided by Counterparty.

5.              Offices:

The Office of Dealer for the Transaction is:

390 Greenwich Street, New York, New York 10013

The Office of Counterparty for the Transaction is:

1020 East Meadow Circle, Palo Alto, California 94303

6.              Notices: For purposes of this Confirmation:

(a)                                 Address for notices or communications to Counterparty:

To:	Anacor Pharmaceuticals, Inc.
1020 East Meadow Circle
Palo Alto, California 94303
Attn:	Graeme Bell

With a copy to:

Attn:	Ryan Sullivan

(b)                                 Address for notices or communications to Dealer:

To:	Citigroup Global Markets Inc.
390 Greenwich Street
New York, NY 10013
Attn:	Attn: Adam Muchnick

7.              Representations, Warranties and Agreements:

(a)                                 In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i)                                  On the Trade Date (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act, when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)                                  On the Trade Date, Counterparty is not engaged in a “distribution,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”), of any securities of Counterparty, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not engage in any such distribution until the second Exchange Business Day immediately following the Trade Date.

(iii)                            Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements).

(iv)                              [Reserved].

(v)                              Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request. Based on such resolutions, neither Dealer nor any of its affiliates shall be subject to the restrictions under Section 203 of the Delaware General Corporation Law as an “interested stockholder” of Counterparty by virtue of (A) its role as initial purchaser of, or market-maker in, the Convertible Securities, (B) its entry into the Transaction and/or (C) any hedging transactions in Counterparty’s securities in connection with the Transaction.

(vi)                              Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the Exchange Act.

(vii)                           Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii)                        On each of the Trade Date and the Premium Payment Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(ix)                              [Reserved].

(x)                                 To Counterparty’s knowledge, no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(xi)                              Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including, without limitation, the transaction that is the subject of this confirmation and any transactions related hereto or contemplated hereby; (B) will exercise independent judgment in evaluating the recommendations of Dealer and its affiliates or associated persons with regard to any such securities transactions or strategies unless it has otherwise notified Dealer in writing; and (C) has total assets of at least USD50 million. Counterparty will notify Dealer if the immediately preceding statement contained in this Section 7(a)(xi) ceases to be true.

(xii)                           Without limiting the generality of Section 3(a) of the Agreement, neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument filed as an exhibit to Counterparty’s Annual Report on Form 10-K for the year ended December 31, 2015, as updated by any subsequent filings, to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(b)                                 Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(c)                                  Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof.  Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d)                                 Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code.  The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e)                                  Counterparty shall deliver to Dealer (i) an incumbency certificate, dated as of the Effective Date, of Counterparty in customary form and (ii) an opinion of counsel (subject to customary qualifications, assumptions and exceptions), dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Sections 3(a)(i), 3(a)(ii) and 3(a)(iv) of the Agreement and Sections 7(a)(vii) and 7(a)(xii) hereof. In addition, in connection with the entry into or consummation of any Non-US Merger Transaction (as defined below), Counterparty shall deliver to Dealer an opinion of counsel (subject to customary qualifications, assumptions and exceptions), dated as of the date of such Non-US Merger Transaction, with respect to the matters set forth in Sections 3(a)(i), 3(a)(ii), 3(a)(iv) and 3(a)(v) of the Agreement and Sections 7(a)(vii) and 7(a)(xii) of this Confirmation (as if references to (x) “execute” and “deliver” were each replaced with “assume” and (y) “execution, delivery”

and “execution and delivery” were each replaced with “assumption”).  “Non-US Merger Transaction” means any Merger Event, reincorporation of Issuer, corporate inversion of Issuer or similar transaction pursuant to which (x) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia, (y) the Issuer following such Merger Event, reincorporation of Issuer or corporate inversion of Issuer is organized in a jurisdiction other than the United States, any State thereof or the District of Columbia or (z) the Issuer following such Merger Event, reincorporation of Issuer, corporate inversion of Issuer or similar transaction will not be a corporation.

(f)                                   Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with this Transaction and any other over-the-counter derivative transactions between Counterparty and Dealer or its affiliates, Dealer or its affiliates is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

(g)                                  Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(h)                                 Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(i)                                     Counterparty represents and warrants that the assets used in the Transaction (i) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (ii) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

8.  Other Provisions:

(a)                                 Right to Extend.  Dealer may postpone or add, in whole or in part, any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in its reasonable discretion, based on the advice of counsel in the case of clause (ii) below, that such extension or addition is reasonably necessary or appropriate (i) to maintain or unwind a commercially reasonable Hedge Position in light of existing liquidity conditions in the cash market, the stock borrow market or other relevant market (but only if the Calculation Agent determines that there is a material decrease in liquidity relative to Dealer’s expectations as of the Trade Date) or (ii) to enable Dealer to effect transactions with respect to Shares or Share Termination Delivery Units in connection with maintaining or unwinding a commercially reasonable Hedge Position in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer); provided that such policies and procedures have been adopted by Dealer in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner; provided further that solely with respect to a postponement pursuant to clause (i) above, no such Exercise Date or Settlement Date or any other date of valuation or delivery may be postponed or added more than 40 Exchange Business Days after the original Exercise Date or Settlement Date or other date of valuation or delivery, as the case may be.

(b)                                 Additional Termination Events.

(i)                                     The occurrence of (A) an event of default with respect to Counterparty under the terms of the Convertible Securities as set forth in Section 6.01 of the Indenture that results in the Convertible Securities becoming or being declared due and payable pursuant to the terms of the Indenture, (B) an Amendment Event, or (C) Dealer’s receipt of notice from Counterparty of an Excluded Conversion Event, in each case, shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall promptly designate an Early Termination Date pursuant to Section 6(b) of the Agreement in respect of such Additional Termination Event and determine the amount payable pursuant to Section 6(e) of the Agreement; provided that in the case of an Excluded Conversion Event, the Transaction shall be subject to termination only in respect of a number of Options (the “Affected Number of Options”), equal to the lesser of (1) the number of Convertible Securities that cease to be outstanding in connection with or as a result of such Excluded Conversion Event, and (2) the number of Options then outstanding.  For the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement in connection with an Excluded Conversion Event (such amount, the “Excluded Conversion Unwind Payment”), the Calculation Agent shall assume (x) that the relevant Excluded Convertible Securities shall not have been converted and remain outstanding, (y) in the case of an Induced Conversion, that any adjustments, agreements, additional payments, deliveries or acquisitions by or on behalf of Counterparty or any affiliate of Counterparty in connection therewith had not occurred and (z) that no holders of Convertible Securities were entitled to receive any additional Shares pursuant to a Fundamental Change Adjustment, if any. Promptly following the occurrence of an Excluded Conversion Event, Counterparty shall notify Dealer of (x) such occurrence and (y) the “Settlement Method” (as defined in the Indenture) (and, if applicable, the “Specified Dollar Amount” (as defined in the Indenture)) elected (or deemed to be elected) with respect to the relevant Excluded Convertible Securities (which notice shall include the representations, warranties and acknowledgments set forth in Section 2 opposite the caption “Settlement Method Election Provisions”) (such notice, an “Excluded Conversion Event Notice”). Counterparty shall use commercially reasonable efforts to provide an Excluded Conversion Event Notice within five Scheduled Trading Days of the occurrence of an Excluded Conversion Event and, if such Excluded Conversion Event Notice is made after such five Scheduled Trading Day period, such Excluded Conversion Event Notice will contain the following representations, warranties and acknowledgments of Counterparty each made as of the date of such Excluded Conversion Event Notice:  (1) the representation and warranty set forth in Section 7(a)(i)(A) of this Confirmation (as if the reference to the “Trade Date” therein were replaced with a reference to the date of such Excluded Conversion Event Notice); (2) Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of the delivery of such Excluded Conversion Event Notice; (3) Counterparty is delivering such Excluded Conversion Event Notice in good faith and not as part of a plan or scheme to evade compliance with the U.S. federal securities laws; (4) Counterparty is not delivering such Excluded Conversion Event Notice to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the Exchange Act; (5) Counterparty has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction; and (6) Counterparty acknowledges that any transaction that Dealer makes with respect to the Shares during the commercially reasonable period of time over which the Market Price (as defined below) is determined shall be made by Dealer at Dealer’s sole discretion for Dealer’s own account and Counterparty shall not have, and shall not attempt to exercise, any influence over how, when, whether or at what price Dealer effects such transactions, including, without limitation, the prices paid or received by Dealer per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately.

If Counterparty has notified Dealer in the applicable notice of an Excluded Conversion Event that it has elected to satisfy its conversion obligation in respect of the related Excluded Convertible Securities entirely in Shares or in a combination of cash and Shares, then in lieu of paying the Excluded Conversion Unwind Payment entirely in cash, Dealer shall pay and/or deliver to Counterparty, on the date such Excluded Conversion Unwind Payment would otherwise be due (or within a commercially reasonable period of time thereafter, as determined by Dealer taking into account existing liquidity conditions and commercially reasonable hedging and hedge unwind activity or settlement activity in connection with delivery) (A) in the case where Counterparty has elected to satisfy its conversion obligation in respect of the related Excluded Convertible Securities entirely in Shares or in a combination of cash and Shares with a “Specified Dollar Amount” (as defined in the Indenture) equal to or less than USD1,000, a number of Shares equal to the quotient of (x) the amount of such Excluded Conversion Unwind Payment divided by (y) a market price per Share (which market price per Share may, but is not required to, correspond to the “Daily VWAP” over the “Observation Period” (each as defined in the Indenture), if applicable, with respect to the Excluded Convertible Securities) (the “Market Price”) determined by the Calculation Agent over a commercially reasonable period of time to unwind a commercially reasonable Hedge Position or (B) in the case where Counterparty has elected to satisfy its conversion obligation in respect of the related Excluded Convertible Securities in a combination of cash and Shares with a “Specified Dollar Amount” (as defined in the Indenture) greater than USD1,000, (x) an amount of cash equal to the lesser of (1) the amount of such Excluded Conversion Unwind Payment and (2) the product of (I) the product of the Applicable Percentage and the excess of such “Specified Dollar Amount” (as defined in the Indenture) over USD1,000 and (II) the Affected Number of Options and (y) if the amount of such Excluded Conversion Unwind Payment exceeds the amount of cash calculated pursuant to the immediately preceding clause (B)(x)(2), a number of Shares equal to the quotient of (x) the amount of such excess divided by (y) the Market Price determined by the Calculation Agent over a commercially reasonable period of time to unwind a commercially reasonable Hedge Position. Notwithstanding anything to the contrary herein, any payment calculated pursuant to this Section 8(b)(i) in respect of an Excluded Conversion Event shall be a “Payment Obligation” to which the Share Termination Alternative provisions of Section 8(c) below apply; provided that, for the avoidance of doubt, in the case of a payment or delivery pursuant to this Section 8(b)(i) following an Extraordinary Event, the Calculation Agent shall adjust the composition of the Shares as appropriate to reflect the composition of consideration received by holders of Shares in such Extraordinary Event (as determined in a manner consistent with the provisions opposite the caption “Share Termination Delivery Unit” below) and the provisions opposite the caption “Other Applicable Provisions” below shall apply.

“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver in respect of any term of the Indenture or the Convertible Securities governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, absence of a redemption right of Counterparty, any term relating to conversion of the Convertible Securities (including changes to the conversion rate, conversion rate adjustment provisions, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Securities to amend (but excluding, for the avoidance of doubt, any amendment, modification or supplement described in clause (x) or (y) of the first paragraph of Section 1), in each case without the prior consent of Dealer.

“Excluded Conversion Event” means any conversion of Convertible Securities (other than Convertible Securities that are Exchanged Securities) with a “Conversion Date” (as defined in the Indenture) occurring prior to January 15, 2023.

“Induced Conversion” means a conversion of any Excluded Convertible Securities (A) in connection with (x) an adjustment to the Conversion Rate effected by Counterparty (whether any Discretionary Adjustment or otherwise) that is not required under the terms of the Indenture or (y) an agreement by Counterparty with the holder(s) of such Convertible Securities whereby, in the case of either (x) or (y), the holder(s) of such Convertible Securities receive upon conversion or pursuant to such agreement, as the case may be, a payment of cash or delivery of Shares or any other property or item of value that was not required under the terms of the Indenture or (B) after having been acquired from a holder of Convertible Securities by or on behalf of Counterparty or any of its affiliates other than pursuant to a conversion by such Holder and thereafter converted by or on behalf of Counterparty or any affiliate of Counterparty.

(ii) (1)                Promptly following any Repayment Event (as defined below) (but, in any event,

within 5 Scheduled Trading Days following settlement thereof), Counterparty may notify Dealer of such Repayment Event and the aggregate principal amount of Convertible Securities subject to such Repayment Event (the “Repayment Convertible Securities”) (any such notice, a “Repayment Notice”). The receipt by Dealer from Counterparty of any Repayment Notice shall constitute an Additional Termination Event as provided in this Section 8(b)(ii).

(2)                                 Upon receipt of any such Repayment Notice, Dealer shall designate an Exchange Business Day following receipt of such Repayment Notice (which Exchange Business Day shall be on or as promptly as reasonably practicable after the related settlement date for the relevant Repayment Event) as an Early Termination Date with respect to a portion (the “Repayment Terminated Portion”) of the Transaction consisting of a number of Options (the “Repayment Options”) equal to the lesser of (A) the number of Repayment Convertible Securities in denominations of USD1,000 that are subject to the relevant Repayment Event and (B) the Number of Options as of the date Dealer designates such Early Termination Date, and as of such date, the Number of Options shall be reduced by the number of Repayment Options.

(3)                                 Any payment or delivery in respect of such termination of the Repayment Terminated Portion of the Transaction shall be made pursuant to Section 6 of the Agreement and, if applicable, Section 8(c) of this Confirmation.  Counterparty shall be the sole Affected Party with respect to such Additional Termination Event and the Repayment Terminated Portion of the Transaction shall be the sole Affected Transaction. “Repayment Event” means that (i) any Convertible Securities are repurchased by Counterparty or any of its subsidiaries, (ii) any Convertible Securities are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (iii) any principal of any of the Convertible Securities is repaid prior to the final maturity date of the Convertible Securities (other than upon acceleration of the Convertible Securities described in Section 8(b)(i) of the Confirmation), or (iv) any Convertible Securities are exchanged by or for the benefit of the “Holders” (as defined in the Indenture) thereof for any other securities of Counterparty or any of its “Affiliates” (as defined in the Indenture) (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that no conversion of Convertible Securities pursuant to the terms of the Indenture shall constitute a Repayment Event.  Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of any action taken by Counterparty in respect of a Repayment Event, including, without limitation, the delivery of a Repayment Notice.

(4)                                 Counterparty acknowledges and agrees that, except to the extent provided above in this Section 8(b)(ii), all such Convertible Securities subject to a Repayment Event will be deemed for all purposes under the Transaction to be permanently extinguished and no longer outstanding.

(c)                                  Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.  If Dealer shall owe Counterparty any amount pursuant to Section 12.2 of the Equity Definitions or “Consequences of Merger Events/Tender Offers” above, or Section 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 noon, New York City time (it being understood and agreed that if such notice is given after 9:30 a.m., New York City time, the Calculation Agent may adjust such Payment Obligation in a commercially reasonable manner to reflect the additional costs and expenses incurred in connection with maintaining or unwinding a commercially reasonable hedge position as a result of such notification being given after such time), on the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that Counterparty shall not have the right to so elect in the event (i) of an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash,

(ii) of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party or an Extraordinary Event, which Event of Default, Termination Event or Extraordinary Event resulted from an event or events within Counterparty’s control or (iii) that Counterparty fails to remake the representation set forth in Section 7(a)(i)(A) of this Confirmation (as if the reference to “Trade Date” therein were replaced with a reference to the date of such election).  Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:

If applicable, means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events/Tender Offers” above or Section 12.2, 12.6, 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date or dates as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery
Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by holders of all or substantially all Shares (determined on a per Share basis and without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other Applicable Provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of any Share Termination Delivery Units (or any part thereof).

(d)           Disposition of Hedge Shares.  Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer based on the advice of counsel, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Counterparty elects clause (i) above but the items referred to therein are not completed in a timely manner, or if Dealer, in its sole commercially reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size and type, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement of similar size and type); or (iii) purchase the Hedge Shares from Dealer at the “Daily VWAP” (as defined in the Indenture) on such Exchange Business Days, and in the amounts, requested by Dealer.  This Section 8(d) shall survive the termination, expiration or early unwind of the Transaction.

(e)           Repurchase and Conversion Rate Adjustment Notices.  Counterparty shall, on any day on which Counterparty effects any repurchase of Shares or consummates or otherwise engages in any transaction or event that could reasonably be expected to lead to an increase in the Conversion Rate (a “Conversion Rate Adjustment Event”), give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) on such day if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage would reasonably be expected to be (i) greater than 5.9% or (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice, and, if such repurchase or Conversion Rate Adjustment Event, or the intention to effect the same, would constitute material nonpublic information with respect to Counterparty or the Shares, Counterparty shall make public disclosure thereof at or prior to delivery of such Repurchase Notice.  The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares plus the number of Shares underlying any other call options sold by Dealer to Counterparty and the denominator of which is the number of Shares outstanding on such day.  In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (including losses relating to the Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act or under any state or federal law, regulation or regulatory order, relating to or arising out of such failure.  If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability.  In addition, Counterparty will reimburse any Indemnified Party for all reasonable, out-of-pocket expenses (including reasonable, out-of-pocket counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty.  This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(f)            Transfer and Assignment.  Either party may transfer or assign any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed; provided that Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to any affiliate of Dealer (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer or Dealer’s ultimate parent, as applicable, generally for similar transactions, by Dealer or Dealer’s ultimate parent; provided further that it shall be a condition to a transfer or assignment by Dealer without Counterparty’s consent that (x) as of the date of such transfer or assignment, and giving effect thereto, Counterparty will not be required (or, as determined by Dealer in good faith, reasonably expected) to pay the transferee, assignee or Dealer on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment and (y) as of the date of such transfer or assignment, and giving effect thereto, the transferee or assignee will not be required to withhold or deduct on account of Tax from any payments under the Agreement or will be required to gross up for such Tax under Section 2(d)(i)(4) of the Agreement. If at any time at which (1) the Equity Percentage exceeds 8.0% or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Section 203 of the Delaware General Corporation Law or other federal, state or local law, rule, regulation or regulatory order or organizational documents or contracts of Counterparty applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the minimum number of Shares that would give rise to reporting, registration, filing or notification obligations (except for any filings of Form 13F, Schedule 13D or Schedule 13G under the Exchange Act) or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), Dealer, in its discretion, is unable to effect a transfer or assignment to a third party after its commercially reasonable efforts on pricing and terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists following such partial termination.  In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(c) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such partial termination, (iii) such portion of the Transaction were the only Terminated Transaction and (iv) Dealer were the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day.  In the case of a transfer or assignment by Counterparty of its rights and obligations hereunder and under the Agreement, in whole or in part (any such Options so transferred or assigned, the “Transfer Options”), to any party, withholding of such consent by Dealer shall not be considered unreasonable if such transfer or assignment does not meet the reasonable conditions that Dealer may impose including, but not limited, to the following conditions:

(A)         With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(e) or any obligations under Section 2 (regarding Extraordinary Events) or 8(d) of this Confirmation;

(B)         Prior to the occurrence of a Non-US Merger Transaction, any Transfer Options shall only be transferred or assigned to a third party that is a U.S. person (as defined in the Internal Revenue Code of 1986, as amended);

(C)         Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty as are requested and reasonably satisfactory to Dealer;

(D)         Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)         An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)          Without limiting the generality of clause (B), Counterparty shall have caused the transferee to make such Payee Tax Representations and to provide such tax or other documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)         Counterparty shall be responsible for all reasonable, out-of-pocket costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(g)           Staggered Settlement. Dealer may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on one or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i)            in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to the Nominal Settlement Date, but not prior to the earlier of the Conversion Date and the first day of the relevant Cash Settlement Averaging Period) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii)           the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(h)           Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i)     No Netting or Set-off.  The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party under any other agreement between the parties hereto, by operation of law or otherwise.

(j)    Equity Rights.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.  For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.  For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(k)   Early Unwind.  In the event the sale by Counterparty of the Firm Securities (as defined in the Purchase Agreement) is not consummated pursuant to the Purchase Agreement for any reason, or Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to the first sentence of Section 7(e), in each case by the close of business in New York on the Premium Payment Date (or such later date as agreed upon by the parties) (the Premium Payment Date or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty hereunder shall be cancelled and terminated.  Following such cancellation and termination, each party shall be released and discharged by the other party from, and agrees not to make any claim against the other party with respect to, any obligations or liabilities of either party arising out of, and to be performed in connection with, the Transaction either prior to or after the Early Unwind Date.  Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(l)   Wall Street Transparency and Accountability Act of 2010.  The parties hereby agree that none of (v) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (w) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (x) the enactment of WSTAA or any regulation under the WSTAA, (y) any requirement under WSTAA nor (z) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein or the Agreement (including, but not limited to, rights arising from a Change in Law, a Failure to Deliver, a Hedging Disruption, an Increased Cost of Hedging, an Excess Ownership Position or Illegality (as defined in the Agreement)).

(m) Payment by Counterparty. In the event that, following the payment of the Premium hereunder by counterparty, an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, such amount shall be deemed to be zero.  For the avoidance of doubt, this Section 8(m) shall not preclude Dealer from bringing any legal action, suit or proceeding against Counterparty seeking monetary damages for a breach of this Confirmation or the Agreement or a misrepresentation made by Counterparty hereunder or thereunder.

(n)   Governing Law.  THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(o)   Amendment.  This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(p)   Counterparts.  This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(q)   Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations.  Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(r)    Tax Matters.

(i)            Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act.  “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(ii)           HIRE Act.  “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder.

(iii)         Tax Documentation. Counterparty shall provide to Dealer a valid U.S. Internal Revenue Service Form W-9 or applicable W-8, or any successor thereto, (i) on or before the date of execution of this Confirmation, (ii) upon reasonable request of Dealer and (iii) promptly upon learning that any such tax form previously provided by Counterparty has become obsolete or incorrect.  Additionally, Counterparty shall, promptly upon request by Dealer, provide such other tax forms and documents reasonably requested by Dealer.  Dealer shall provide to Counterparty a valid U.S. Internal Revenue Service  Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation, (ii) upon reasonable request of Counterparty and (iii) promptly upon learning that any such tax form previously provided by Dealer has become obsolete or incorrect.  Additionally, Dealer shall, promptly upon request by Counterparty, provide such other tax forms and documents reasonably requested by Counterparty.

(s)    Amendments to Equity Definitions.  The following amendments shall be made to the Equity Definitions:

(i)            Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”;

(ii)           Solely in respect of adjustments to the Cap Price, and other than in respect of a Potential Adjustment Event resulting from any Share combination or consolidation, or subdivision, dividend or distribution of the relevant Shares, in each case, of the type described in Section 11.2(e)(i) of the Equity Definitions:  the first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;

(iii)          solely in respect of adjustments to the Cap Price, Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with “material” and adding the phrase “or options on the Shares” at the end of the sentence; and

(iv)          solely in respect of adjustments to the Cap Price, Section 11.2(e)(vii) of the Equity Definitions is hereby amended by (x) deleting the words “that may have” and replacing them with “that is within the control of Issuer or its affiliates or agents and has”, (y) deleting the words “diluting or concentrative” and replacing them with “material” and (z) adding the phrase “or options on the Shares” at the end of the sentence.

(t)            Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(u)           Jurisdiction.  THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(v)           Non-US Merger Transactions.          If (a) Issuer enters into or consummates any Non-US Merger Transaction pursuant to which Issuer following such Non-US Merger Transaction is organized under the laws of a jurisdiction other than the Islands of Bermuda, the Cayman Islands, Canada, Guernsey, Jersey, the Republic of Ireland, Luxembourg, the Netherlands, Switzerland, France, Germany or the United Kingdom or (b) immediately following entry into or consummation of any Non-US Merger Transaction, either the successor Issuer fails to assume from Counterparty all of the rights and obligations of Counterparty hereunder and/or the successor Counterparty following such Non-US Merger Transaction fails to either (1) repeat in writing to Dealer the representations and warranties set forth in Sections 3(a)(i), 3(a)(ii), 3(a)(iv) and 3(a)(v) of the Agreement and Sections 7(a)(vii) and 7(a)(xii) of this Confirmation (as if references to (i) “execute” and “deliver” were each replaced with “assume” and (ii) “execution, delivery” and “execution and delivery” were replaced with “assumption”) or (2) deliver the opinion required by the second sentence of Section 7(e) of this Confirmation in connection with such Non-US Merger Transaction, in each case, then such transaction or failure shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall promptly designate an Early Termination Date pursuant to Section 6(b) of the Agreement in respect of such Additional Termination Event. If, at any time following the occurrence of any Non-US Merger Transaction, Dealer reasonably determines in its good faith judgment that (x)(1) such Non-US Merger Transaction, (2) treating the relevant shares deliverable under such Non-US Merger Transaction as “Reference Property” (as defined in the Indenture) and/or (3) Cancellation and Payment not applying to the Transaction with respect to such Non-US Merger Transaction, in each case of clause (1), (2) or (3), has had an adverse effect on Dealer’s rights and obligations in respect of the Transaction and/or its hedging activities in respect of the Transaction or (y) Dealer would incur an increased (as compared with circumstances existing on the Trade Date) amount of tax, duty, expense or fee (other than brokerage commissions with respect to transactions effected on the Exchange and excluding (I) any de minimis (as determined by the Calculation Agent) increased amount of tax, duty, expense or fee (it being understood, for the avoidance of doubt, that any such increased amount that, in the aggregate with all such taxes, duties, expenses or fees that would be incurred by Dealer, is equal to or greater than USD50,000 shall not be considered to be de minimis) and (II) any such increased amount that is incurred solely due to the deterioration of the creditworthiness of Dealer), to (1) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the economic risk of entering into and performing its obligations with respect to the Transaction, or (2) realize, recover or remit the proceeds of any such transaction(s) or asset(s) (each of the events described in clause (x) and clause (y) above, a “Non-US Merger Event”), then, in either case, Dealer shall give prompt notice to Counterparty of such Non-US Merger Event. Concurrently with delivering such notice, Dealer shall give notice to Counterparty of a commercially reasonable Price Adjustment that Dealer determines, in its good faith, commercially reasonable judgment, appropriate to account for the economic effect on the Transaction of such Non-US Merger Event and provide Counterparty with supporting documentation for such Price Adjustment (for the avoidance of doubt, as if Dealer for such purpose were Hedging Party and such supporting documentation were subject to the provisions set forth under “Hedging Party” above) (unless Dealer determines in its good faith, commercially reasonable judgment that no Price Adjustment will produce a commercially reasonably result, in which case Dealer shall so notify Counterparty). Unless Dealer determines in its good faith, commercially reasonable judgment that no Price Adjustment will produce a commercially reasonably result, within five Scheduled Trading Days of receipt of such notice, Counterparty shall notify Dealer that it elects to (A) agree to otherwise amend the Transaction to take into account the economic effect of such Non-US Merger Event or (B) pay Dealer an amount determined by Dealer (and in respect of which Dealer has provided to Counterparty supporting documentation (for the avoidance of doubt, as if Dealer for such purpose were Hedging Party and such supporting documentation were subject to the provisions set forth under “Hedging Party” above)) that corresponds to such Price Adjustment (and, in each case, Issuer shall be deemed to have repeated the representation set forth in Section 7(a)(i)(A) of this Confirmation (as if the reference to “Trade Date” therein were replaced with a reference to the date of such election)). If Counterparty fails to give such notice to Dealer of its election by the end of that fifth Scheduled Trading Day, or if Dealer determines in its good faith, commercially reasonable judgment that no Price Adjustment will produce a commercially reasonably result, then such failure or such determination, as the case may be, shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (1) Counterparty shall be deemed to be the sole Affected Party, (2) the Transaction shall be the sole Affected Transaction and (3) Dealer shall promptly designate an Early Termination Date pursuant to Section 6(b) of the Agreement in respect of such Additional Termination Event. For the avoidance of doubt, the parties hereto agree and acknowledge that (I) the occurrence of a Non-US Merger Event shall not preclude the occurrence of one or more additional, subsequent Non-US Merger Events and (II) if a Non-US Merger Event occurs, Dealer will determine, in its sole discretion, whether to exercise its rights under the provisions of this Section 8(v) (which provisions, for the avoidance of doubt, will not limit the rights and remedies of Dealer and its affiliates under any other provision of this Confirmation, the Equity Definitions and the Agreement), it being understood and agreed that any Price Adjustment described in clause (A) above and/or any payment described in clause (B) above shall be calculated without duplication in respect of any prior such Price Adjustment and/or payment.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Yours faithfully,

CITIGROUP GLOBAL MARKETS INC.

			By:	/s/ Stephen L. Roti
				Name:	Stephen L. Roti
				Title:	Authorized Signatory

Agreed and Accepted By:

ANACOR PHARMACEUTICALS, INC.

By:	/s/ Graeme Bell
	Name:	Graeme Bell
	Title:	Executive Vice President
and Chief Financial Officer